Exhibit 10.25

EXECUTION

AMENDMENT NO. 4 TO AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

November 16, 2005

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent
1133 Avenue of the Americas
New York, New York 10036

Ladies and Gentlemen:

Wachovia Bank, National Association, successor by merger to Congress Financial Corporation a Delaware corporation, in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the parties thereto as lenders (in such capacity, “Agent”) and the parties to the Loan Agreement as lenders (individually, each a “Lender” and, collectively, “Lenders”) and The Pep Boys—Manny, Moe & Jack, a Pennsylvania corporation (“Pep Boys”), The Pep Boys Manny Moe & Jack of California, a California corporation (“PBY-California”), Pep Boys—Manny, Moe & Jack of Delaware, Inc., a Delaware corporation (“PBY-Delaware”), and Pep Boys—Manny, Moe & Jack of Puerto Rico, Inc., a Delaware corporation (“PBY-Puerto Rico”; and together with Pep Boys, PBY-California  and PBY-Delaware, each individually, a “Borrower” and collectively, “Borrowers” as hereinafter further defined), PBY Corporation, a Delaware corporation (“PBY”) and Carrus Supply Corporation, a Delaware corporation (“Carrus” and, together with PBY, each individually, a “Guarantor” and collectively, “Guarantors” as hereinafter further defined) have entered into certain financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Amended and Restated Loan and Security Agreement, dated August 1, 2003 by and among Agent, The CIT Group/Business Credit, Inc. and General Electric Capital Corporation as Co-Documentation Agents, Lenders, Borrowers and Guarantors, as amended by Amendment No. 1 to Amended and Restated Loan and Security Agreement dated as of October 24, 2003, Amendment No. 2 to Amended and Restated Loan and Security Agreement dated as of October 15, 2004, and Amendment No. 3 to Amended and Restated Loan and Security Agreement dated as of December 2, 2004 (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and the agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, including, but not limited to, this Amendment No. 4 to Amended and Restated Loan and Security Agreement (“Amendment No. 4”), but excluding the Synthetic Lease Facility Agreements and Hedge Agreements (all of the foregoing together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”).

Borrowers and Guarantors have requested that Agent and Lenders consent to certain transactions and enter into certain amendments to the Financing Agreements in connection therewith. Agent and Lenders are willing to agree to the foregoing, subject to the terms and conditions contained herein.

In consideration of the foregoing, the mutual agreements and covenants contained herein, and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, Agent, each Lender, each Borrower and each Guarantor agree as follows:

1.     Definitions.

(a)    Additional Definitions.   As used herein, the following terms shall have the respective meanings given to them below, and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, the following definitions:

(i)    “Amendment No. 4” shall mean Amendment No. 4 to Amended and Restated Loan and Security Agreement by and among Borrowers, Guarantors, Agent and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(b)   Interpretation.   All capitalized terms used herein shall have the meanings assigned thereto in the Loan Agreement and the other Financing Agreements, unless otherwise defined herein.

2.     Amendments to Loan Agreement.

(a)    Section 9.9(s) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(s)  Indebtedness of Pep Boys evidenced by or arising under the PNC Credit Card Documents (as in effect on December 13, 2001, except as modified by the Amendment to VISA Purchasing Card Agreement dated November 16, 2005 by and among Borrowers, Guarantors and PNC Bank, National Association), provided, that:

(i)    the principal amount of such Indebtedness shall not exceed $7,500,000 at any time, plus interest thereon and fees with respect thereto at the rates provided in PNC Credit Card Documents (as in effect on December 13, 2001, except as modified by the Amendment to VISA Purchasing Card Agreement dated November 16, 2005 by and among Borrowers, Guarantors and PNC Bank, National Association),

(ii)   Pep Boys shall not, directly or indirectly, make, or be required to make, any payments in respect of such Indebtedness, except, that, Pep Boys may make regularly scheduled payments of principal and interest, in respect of such Indebtedness in accordance with the terms of the PNC Credit Card Documents (as in effect on December 13, 2001, except as modified by the Amendment to VISA Purchasing Card Agreement dated November 16, 2005 by and among Borrowers, Guarantors and PNC Bank, National Association) and payments otherwise permitted pursuant to Section 9.9(s)(iii)(B) hereof;

(iii)  Borrowers shall not, directly or indirectly, (A) amend, modify, alter or change any of the material terms of such Indebtedness or any of the PNC Credit Card Documents (as in effect on December 13, 2001, except as modified by the Amendment to VISA Purchasing Card Agreement dated November 16, 2005 by and among Borrowers, Guarantors and PNC Bank, National Association), except, that, Borrowers may, after prior written notice to Agent, amend, modify, alter or change the terms thereof as permitted in accordance with Section 3.1(b) of the Intercreditor Agreement, dated December 31, 2001, by and between Agent and PNC Bank, National Association, as such agreement is in effect on August 1, 2003, as amended by Amendment No. 1 to Intercreditor Agreement dated November 16, 2005, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness other than pursuant to payments thereof, or to reduce the interest rate or any fees in connection therewith, or to make the provisions thereof less restrictive or burdensome than the terms or conditions of the PNC Credit Card Documents (as in effect on December 13, 2001, except as modified by the Amendment to VISA Purchasing Card Agreement dated November 16, 2005 by and among Borrowers, Guarantors and PNC Bank, National Association), or (B) make optional prepayments of principal or redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except, that, Borrowers may make optional prepayments of principal or redeem, retire, defease, purchase or otherwise acquire such Indebtedness, provided, that, as to any such payment each of the following conditions is satisfied as determined by Agent: (1) as of the date of such payment and after giving effect thereto, Excess Availability for each of the immediately preceding thirty (30) consecutive days shall have been not less than $25,000,000, and (2) as of the date of such payment and after giving effect thereto, the Excess Availability shall be not less than $25,000,000 and as of the date of such payment and after giving effect thereto, no Default or Event of Default shall exist or be continuing, and, except that Pep Boys may redeem or retire such Indebtedness with proceeds of Refinancing Indebtedness with respect thereto as permitted in Section 9.9(l) hereof.”

3.     Additional Representations, Warranties and Covenants.   In addition to the continuing representations, warranties and covenants heretofore or hereafter made by each Borrower and Guarantor to Agent and Lenders pursuant to the other Financing Agreements, each Borrower and Guarantor hereby jointly and severally represents, warrants and covenants with and to Agent and Lenders as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof and shall be incorporated into and made a part of the Financing Agreements:

(a)    No Event of Default or condition or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred as of the date of this Amendment No. 4 (after giving effect to the amendments made and consents granted by Agent and Lenders pursuant to this Amendment No. 4). As of the date of any Borrower or Guarantor entering into this Amendment No. 4 and after giving effect to each such transaction hereunder, the aggregate amount of outstanding Exempted Debt represented by such transaction, when aggregated with all other outstanding Exempted Debt, shall not exceed the Exempted Debt Limit, and such transaction is and shall be in compliance with the terms and conditions set forth in the Pep Boys Indentures.

(b)   This Amendment No. 4 and each other agreement or instrument to be executed and delivered by Borrowers and Guarantors hereunder has been duly executed and delivered by each Borrower and Guarantor and is in full force and effect as of the date hereof, and the agreements and obligations of each Borrower contained herein and therein constitute legal, valid and binding obligations of each Borrower and Guarantor enforceable against each Borrower and Guarantor in accordance with their terms.

(c)    Neither the execution and delivery of this Amendment No. 4, nor the consummation of the transactions contemplated by this Amendment No. 4, nor compliance with the provisions of this Amendment No. 4 or instruments thereunder shall result in (i) the creation or imposition of any lien, claim, charge or encumbrance upon any of the Collateral, except in favor of Agent and Lenders or (ii) the incurrence, creation, assumption of any Indebtedness of any Borrower or Guarantor, except as expressly permitted under Section 9.9 of the Loan Agreement (after giving effect to this Amendment No. 4) and by the other Financing Agreements.

(d)   No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the transactions contemplated in respect of this Amendment No. 4, and no governmental or other action or proceeding has been threatened or commenced in the United States of America, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in this Amendment No. 4. Neither the execution and delivery of this Amendment No. 4, nor the consummation of the transactions contemplated by this Amendment No. 4, nor compliance with the provisions thereof, shall violate any Federal or state securities laws or any other law or regulation or any order or decree of any court or governmental instrumentality in respect or shall conflict with or result in the breach of, or constitute a default in any respect under, any indenture, or other material mortgage, agreement, instrument or undertaking to which any Borrower or Guarantor is a party or may be bound, or violate any provision of the organizational documents of any Borrower or Guarantor.

(e)    Each Borrower and Guarantor shall take such steps and execute and deliver, and cause to be executed and delivered, to Agent, such additional UCC financing statements and termination statements, and other and further agreements, documents and instruments as Agent may require in order to more fully evidence, perfect and protect Agent and Lenders’ security interest in Collateral.

4.     Conditions to Effectiveness of Amendment No. 4.   The effectiveness of the amendments in this Amendment No. 4 shall be subject to the satisfaction of each of the following conditions precedent:

(a)    Agent shall have received an executed original or executed original counterparts of this Amendment No. 4 (as the case may be), duly authorized, executed and delivered by the required parties hereto;

(b)   Agent shall have received a copy of the Amendment to VISA Purchasing Card Agreement dated November 16, 2005 by and among Borrowers, Guarantors and PNC Bank, National Association, duly authorized, executed and delivered by the parties thereto;

(c)    Agent shall have received a fully executed original or executed original counterparts of the consent required under the Synthetic Lease Facility Agreements to the amendments set forth herein; and

(d)   no Event of Default shall exist or have occurred and no event or condition shall have occurred or exist which notice or passage of time or both would constitute an Event of Default (after giving effect to the amendments made and consents granted by Agent and Lenders pursuant to this Amendment No. 4).

5.     Additional Events of Default.   The parties hereto acknowledge, confirm and agree that the failure of any Borrower or Guarantor to comply with the covenants and agreements contained herein shall constitute an Event of Default under the Financing Agreements (subject to the applicable cure period, if any, with respect thereto provided for in the Loan Agreement).

6.     Effect of this Amendment No. 4.   Except as modified pursuant hereto, no other waivers, changes or modifications to the Financing Agreements are intended or implied, and in all other respects, the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment No. 4 and the other Financing Agreements, the terms of this Amendment No. 4 shall control.

7.     Further Assurances.   The parties hereto shall execute and deliver such additional documents and take such additional actions as may be necessary to effectuate the provisions and purposes of this Amendment No. 4.

8.     Governing Law.   The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).

9.     Binding Effect.   This Amendment No. 4 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. Any acknowledgment or consent contained herein shall not be construed to constitute a consent to any other or further action by any Borrower or Guarantor or to entitle any Borrower or Guarantor to any other consent. The Loan Agreement and this Amendment No. 4 shall be read and construed as one agreement.

10.   Counterparts.   This Amendment No. 4 may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment No. 4, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties thereto.

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AGENT	BORROWERS
/s/ WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent	/s/ THE PEP BOYS—MANNY, MOE & JACK
/s/ THE PEP BOYS MANNY MOE & JACK OF CALIFORNIA
/s/ PEP BOYS—MANNY, MOE & JACK OF DELAWARE, INC.
/s/ PEP BOYS—MANNY, MOE & JACK OF PUERTO RICO, INC.
GUARANTORS
/s/ PBY CORPORATION
/s/ CARRUS SUPPLY CORPORATION
LENDERS
/s/ WACHOVIA BANK, NATIONAL ASSOCIATION
/s/ WELLS FARGO FOOTHILL, LLC
/s/ WHITEHALL BUSINESS CREDIT CORP.
/s/ THE CIT GROUP/BUSINESS CREDIT, INC.
/s/ GENERAL ELECTRIC CAPITAL CORPORATION
/s/ RZB FINANCE, LLC
/s/ SIEMENS FINANCIAL SERVICES, INC.
/s/ LASALLE BUSINESS CREDIT LLC
/s/ PNC BANK, NATIONAL ASSOCIATION
/s/ UPS CAPITAL CORPORATION